UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2005

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 17, 2005, Apollo Gold Corporation, a Yukon territory corporation (“Apollo”) and Apollo Gold, Inc., a Delaware corporation (“Seller”) entered into a Stock Purchase Agreement (the “SPA”) with Jipangu Inc., a Japanese corporation (“Jipangu”) and Jipangu International Inc., a Delaware corporation, a wholly owned subsidiary of Jipangu (“Buyer”) for the sale by the Seller of all of the outstanding shares of each of Florida Canyon Mining, Inc., a Delaware corporation, Standard Gold Mining, Inc., a Delaware corporation, and Apollo Gold Exploration, Inc., a Delaware corporation (collectively, the “Nevada Subsidiaries”), to the Buyer for US$14.0 million, subject to certain conditions (the “Mines Purchase”).

In addition, Apollo and Jipangu entered into a Subscription Agreement on October 17, 2005 (the “Subscription Agreement”) for a US$3.5 million private placement (the “Private Placement”) under which Jipangu would purchase up to 11,650,000 units priced at Cdn$0.35 per unit, with each unit consisting of one common share of Apollo and 0.17167 of a warrant (for a total of up to 2,000,000 warrants), with each whole warrant exercisable for two years at Cdn$0.39 for one common share of Apollo. Apollo expects to rely on Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”) as the basis for exemption from registering the sale and issuance of the shares and warrants under the Private Placement under the Securities Act. Apollo and Jipangu also entered into a Registration Rights Agreement on October 17, 2005 (the “Registration Rights Agreement”), pursuant to which Apollo has agreed to file a resale registration statement for the common shares and the common shares issuable upon exercise of the warrants issued pursuant to the Subscription Agreement.

If the Private Placement were completed and the warrants were exercised, Jipangu would own in the aggregate 19.7% of Apollo’s common shares, based on 106,556,449 common shares outstanding as of October 17, 2005. Jipangu presently holds 9.4% of Apollo’s common shares.

The closing of the Mines Purchase under the SPA is subject to certain customary conditions. In addition, Jipangu has the right to terminate the SPA if the excess of the aggregate assets of the Nevada Subsidiaries over the aggregate liabilities of the Nevada Subsidiaries at closing is less than $12,500,000. The stock purchase agreement contemplates that the Mines Purchase will close on November 15, 2005. If the Mines Purchase does not close by December 1, 2005, either Apollo or Jipangu may terminate the agreement, provided that the terminating party has not breached the agreement in a manner that has prevented the closing. The US$3.5 million Private Placement is conditional upon the completion of the Mines Purchase, and would not close until the 61st day after the closing of the Mines Purchase.

Also, on October 17, 2005, pursuant to the SPA, Jipangu advanced Apollo US$2.5 million and Apollo issued Jipangu a US$2.5 million promissory note due June 1, 2006 (the “Note”), unless Apollo or any of its subsidiaries makes an assignment for the benefit of creditors; enters into bankruptcy, insolvency, reorganization, or liquidation proceedings; defaults in any payment to a third party in an aggregate amount in excess of $500,000; or other similar events, at which time the Note and any accrued interest would become immediately due and payable to Jipangu. The Note is non-interest bearing through December 1, 2005, after which the Note will bear interest at 7.3% per annum. At the closing of the Mines Purchase, the US$2.5 million advance would be credited toward the US$14 million purchase price in full satisfaction of the indebtedness evidenced by the Note.

If the Mines Purchase is not completed and the SPA is terminated by Apollo due to Jipangu’s failure to meet its obligations under the agreement, Apollo would have the right, but not the obligation, to apply the US$2.5 million advance to the subscription price for units of Apollo in connection with the Private Placement described above. If Apollo were to exercise this right, Jipangu would have the right, but not the obligation, to increase the total amount of its Private Placement investment to US $3.5 million. If the Mines Purchase is not completed and the SPA is terminated for any other reason, Jipangu would have the right, but not the obligation, to apply the US$2.5 million advance to the Private Placement subscription price for units of Apollo. If Jipangu were to exercise this right, Jipangu would also have the right, but not the obligation, to increase the total amount of its Private Placement investment to US$3.5 million.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure in Item 1.01 regarding the Note, which is a direct financial obligation, is incorporated herein.

ITEM 2.06 MATERIAL IMPAIRMENTS.

As a result of the sale of Florida Canyon Mining, Inc., Standard Gold Mining, Inc., and Apollo Gold Exploration, Inc. (collectively the “Nevada Assets”), as contemplated in the SPA described in Item 1.01 above, Apollo concluded on October 17, 2005 it would have to record an additional impairment of $4.3 million for the period ended September 30, 2005, resulting in Apollo recording a total impairment of $8.9 million for the Nevada Assets at September 30, 2005. At this time, Apollo is unable to estimate the amount of the impairment charge that will result in future cash expenditures, if any.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The disclosure in Item 1.01 regarding the Subscription Agreement, which contemplates an unregistered sale of equity securities, is incorporated herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GOLD CORPORATION

Date: October 21, 2005	By:	/s/ MELVYN WILLIAMS

Melvyn Williams Senior Vice President – Finance and Corporate Development and Chief Financial Officer